EXHIBIT 8.1


                                 Name of Entity


Antemat Limited                                 Kienzle Bulgaria Limited
                                                  ("Kienzle Bulgaria")

Badex Investments Limited                       Kienzle Time (H.K.) Limited
                                                  ("Kienzle HK")

Cavour Industrial Limited                       Kienzle Uhrenfabriken G.m.b.h.
                                                  ("Kienzle Germany")

Hi-Lite Camera Company                          Nissin Precision Metal
  Limited ("Hi-Lite")                             Manufacturing Limited
                                                  ("Nissin")

Kayser Technik Limited                          Saiwan Industries Limited
  (formerly known as
  "Kayser Print Limited")


Kienzle Balkan Limited


         All of the subsidiaries are wholly-owned, other than Kienzle Balkan, which is 51% owned by Highway Holdings Limited. All subsidiaries, with the exception of Kienzle Germany (incorporated in Germany), Kienzle Bulgaria (incorporated in the Republic of Bulgaria), and Kienzle Balkan Limited (incorporated in the Republic of Bulgaria), are incorporated in Hong Kong.

         Highway Holdings Limited also owns an equity interest in the following entities:
         --Kayser Photo (Overseas) Corp., incorporated in the Republic of
           Panama; 50% interest.
         --Kienzle USA Ltd., organized in the U.S.A.; 50% interest.
         --Kiezle AG, organized in Germany; 20% interest.